Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	Analyst Inquiries	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, AUGUST 1, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES AGREEMENTS TO ACQUIRE
MARRIOTT LONDON GROSVENOR SQUARE AND TO PURCHASE PARTNER’S
INTEREST IN THE INTERCONTINENTAL HOTEL IN PRAGUE

Chicago, IL – August 1, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company has signed an agreement to acquire the Marriott London Grosvenor Square from an affiliate of Blackstone Real Estate Partners for a purchase price of £103.0 million ($192.0 million). The acquisition, which is expected to close in the third quarter of 2006, remains subject to customary closing conditions.

The Marriott London Grosvenor Square is a 236-room newly repositioned upscale hotel overlooking Grosvenor Square in the prestigious Mayfair neighborhood of central London. The hotel is adjacent to the American Embassy and a short walk from Hyde Park. The hotel recently completed a £12.8 million ($23.9 million) repositioning involving the renovation of guestrooms and lobby areas, expansion of meeting space and the creation of Maze restaurant, leased to celebrity chef Gordon Ramsay. The hotel contains 10,000 square feet of high-tech meeting space and two premium food and beverage outlets.

The company estimates that the property will contribute between $4.8 million and $5.8 million of EBITDA in the last four months of 2006, and between $13.0 million and $15.0 million in the first twelve months of ownership.

The company also entered into an agreement to purchase a 65.0% interest in the entity that owns the InterContinental Hotel in Prague, Czech Republic, for $68.8 million from EU-Hotel Pte Limited, an affiliate of GIC Real Estate, Inc. The purchase will bring the company’s interest in the entity that

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owns the property to 100%. Including the assumption of $56.5 million in debt, the company’s total investment to acquire the 65% interest is $125.3 million. The acquisition is expected to close in August 2006 and remains subject to customary closing conditions.

A 372-room luxury property located in the capital of the Czech Republic and in the historic Old Town, the InterContinental Prague comprises more than 10,000 square feet of meeting space, four food and beverage outlets and a 27-suite extended stay facility adjacent to the property.

The company estimates that the property will contribute between $5.8 million and $6.8 million of EBITDA in the last five months of 2006, and between $14.5 million and $16.5 million in the first twelve months of ownership.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, commented, “The Marriott Grosvenor Square and InterContinental Prague are superb assets that provide the key elements of location, operational potential and physical improvements that we look for in acquisitions. Europe remains an under asset-managed marketplace, presenting extraordinary opportunities to apply our unique skills. These investments in London and Prague are integral to expanding our European base and to providing additional avenues and opportunities for substantial earnings growth. We are pleased to extend our productive relationship with Blackstone and are also deeply appreciative of our partnership with GIC Real Estate in Prague over the past seven years.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 19 properties with an aggregate of 9,607 rooms. For further information, please visit the company's website at http://www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: satisfaction of all closing conditions; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; variation in foreign exchange rates; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disaster; the pace and extent of recovery of the New Orleans economy and tourism industry; the

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successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.